Exhibit 11.6

J.P.Morgan

FOREIGN EXCHANGE AND BULLION AUTHORIZATION AGREEMENT (the “Agreement”), dated as of July 12, 2017, among JPMorgan Chase Bank, N.A. (“JPMC”), and CMF TT II, LLC (the “Fund”).

WHEREAS, from time to time, JPMC may enter into a Master Foreign Exchange Give-Up Agreement (a “Give-Up Agreement”) with a third party (a “Dealer”) substantially in the form attached hereto as Exhibit B, with such changes to which JPMC and the Dealer may agree, or such other form that is acceptable to JPMC;

WHEREAS, Transtrend B.V. (the “Investment Manager”) and the Fund are parties to an Amended and Restated Advisory Agreement dated as of November 1, 2015, as amended from time to time (the “Investment Management Agreement”);

WHEREAS, the Investment Manager is authorized to enter into Designated Transactions and ETS Transactions under this Agreement for and on behalf of the Fund as more fully set forth herein, including but not limited to, the representations set forth in Section 7 hereof;

WHEREAS, JPMC may, in its discretion, authorize the Investment Manager to enter into transactions on behalf of JPMC with a Dealer or other entity subject to the terms and conditions set forth in this Agreement and any applicable Give-Up Agreement, Reverse Dealer Give Up Agreement, Designated Trading Agreement, Reverse Give-In Agreement or Double Give Up Agreement; and

WHEREAS, JPMC may, from time to time in its discretion, authorize the Investment Manager and/or a Designated Third Party (as defined below) to enter into ETS Transactions (as defined below) over an electronic trading system selected by JPMC (an “ET System”) (i) on behalf of JPMC with one or more entities (each, an “ETS Counterparty”) that quotes prices, and/or responds to price quotes, on such ET System and/or (ii) with JPMC directly, in each case subject to compliance with financial limits and other restrictions established by JPMC.

NOW, THEREFORE, in consideration of the representations and premises set forth herein, JPMC, and the Fund hereby agree as follows:

1. Terms used in this Agreement without definition have the meanings set forth in the applicable Give-Up Agreement, the 1998 FX and Currency Option Definitions (published by the International Swaps and Derivatives Association, Inc. (“ISDA”), the Emerging Markets Traders Association and the Foreign Exchange Committee) (the “FX Definitions”), or the 2005 ISDA Commodity Definitions (the “Bullion Definitions”) or any successor publications. In the event of any inconsistency between the FX Definitions and the Bullion Definitions, the FX Definitions will prevail for the purposes of this Agreement. The following terms have the following meanings:

“Bullion Direct Transactions” means Direct Transactions that are Bullion Options or Bullion Trades.

“Bullion NOP” means, in respect of all Bullion Offsetting Transactions, Bullion Novated Transactions, and Bullion Direct Transactions between JPMC and the Fund, the amount calculated by JPMC as follows:

(i) for Bullion Options, (x) determine the delta equivalent of each Bullion Option, (y) for each type of Bullion, aggregate and net the delta equivalents owed by the Fund to JPMC or owed by JPMC to the Fund, and (z) aggregate (without netting) the amounts determined pursuant to subclause (y) immediately above in respect of those types of Bullion with respect to which the Fund owes a net amount to JPMC plus the amounts determined pursuant to subclause (y) immediately above in respect of types of Bullion with respect to which JPMC owes a net amount to the Fund;

(ii) for each Bullion Trade, (x) determine the Dollar Value for each type of Bullion owed by the Fund to JPMC or owed by JPMC to the Fund under such Bullion Trade, (y) for each type of Bullion, determine the net Dollar Value amount owed by the Fund to JPMC or owed by JPMC to the Fund by summing the Dollar Values of all long and short positions in such Bullion as determined pursuant to subclause (x) immediately above, and (z) aggregate (without netting) the amounts determined pursuant to subclause (y) immediately above in respect of types of Bullion with respect to which the Fund owes a net amount to JPMC plus the amounts determined pursuant to subclause (y) immediately above in respect of types of Bullion with respect to which JPMC owes a net amount to the Fund; and

(iii) aggregate the amounts determined pursuant to subclauses (i) and (ii) immediately above.

“Bullion NOP Limit” means USD0.

“Bullion Novated Transactions” means Novated Transactions that are Bullion Options or Bullion Trades.

“Bullion Offsetting Transactions” means Offsetting Transactions that are Bullion Options or Bullion Trades.

“Calculation Period” means, each period from, and including, the first day of each calendar month to, and including, the last day of such calendar month, provided, however, that (i) the initial Calculation Period will commence on, and include, the date hereof and (ii) the final Calculation Period will end on, and include, the Termination Date.

“Calculation Period Aggregate Amount” means, in respect of any Calculation Period, the sum of the USD Equivalents of all Offsetting Transactions (including Novated Transactions, Disclosed ETS Transactions, Corresponding Transactions, Reverse Dealer Transactions, and Double Give Up Transactions) and ETS Transactions that are Direct Transactions between JPMC and the Fund, JPMC and a Counterparty, JPMC and a Reverse

Dealer, and JPMC and a Double Give Up Dealer, as applicable, entered into during such Calculation Period.

“Client” means, a third party customer for which the Counterparty or Double Give Up Dealer, as the case may be, is acting as the prime broker.

“Corresponding Transaction” means, a transaction entered into between the Investment Manager and a Counterparty pursuant to the terms of a Reverse Give-In Agreement.

“Counterparty” means, a third party dealer who has entered into a Reverse Give-In Agreement with JPMC, the Investment Manager, and, if applicable, the Investment Manager’s or Fund’s authorized trading agent and/or a Client.

“Designated Third Party” means an entity other than the Investment Manager that (a) has been identified by the Investment Manager and approved by JPMC in its sole discretion to (i) enter into FX Transactions, Currency Option Transactions, Bullion Trades and/or Bullion Options on behalf of the Investment Manager, or (ii) has authorized the Investment Manager to enter into FX Transactions and/or Currency Option Transactions, Bullion Trades and/or Bullion Options on its behalf, and (b) has entered into a Designated Trading Agreement.

“Designated Trading Agreement” means, (1) a trading agreement among JPMC, the Investment Manager and a Designated Third Party which agreement authorizes the Investment Manager to enter into FX Transactions and/or Currency Option Transactions, Bullion Trades and/or Bullion Options in the name of JPMC, but as agent for such Designated Third Party from time to time, for give up to a Reverse Dealer identified in such trading agreement and describes the rights and responsibilities of the parties resulting therefrom; or (2) a trading agreement among JPMC, the Investment Manager and a Designated Third Party which agreement authorizes the Designated Third Party to enter into FX Transactions, Currency Option Transactions, Bullion Trades and/or Bullion Options on behalf of the Fund as agent for the Investment Manager from time to time and describes the rights and responsibilities of the parties resulting therefrom.

“Direct Transaction” means any Transaction other than an Offsetting Transaction or a Novated Transaction, between JPMC and the Fund that is governed by the Master Agreement, including, without limitation any ETS Transaction entered into directly with JPMC.

“Disclosed ETS Transactions” has the meaning set forth in Section 2.

“Dollar Value” means (i) with respect to an amount of currency at any time, (y) if such currency is USD, such amount and (z) in all other cases, the amount of USD which could be purchased at the market rate against delivery of such amount of currency and (ii) in respect of a quantity of Bullion at any time, the amount of USD payable at the market rate for the purchase of the relevant quantity of Bullion. The market rate shall be determined by JPMC (in good faith and in a commercially reasonable manner) to be the market rate available to JPMC at such time in a foreign exchange or Bullion market, as the case may be, reasonably selected by JPMC in which the currency or Bullion is traded. If JPMC is unable to obtain a market rate pursuant to the immediately preceding sentence, JPMC will determine the applicable rate in good faith and in a commercially reasonable manner.

“Double Give Up Agreement” means, a give up agreement entered into among JPMC, a Double Give Up Dealer, the Investment Manager and/or the Fund, and a Client, pursuant to which the Investment Manager and/or the Fund and such Client may enter into transactions on behalf of JPMC and such Double Give Up Dealer, respectively, subject to and in accordance with the terms of such agreement and, in respect of the Investment Manager and/or the Fund, subject to the terms and conditions of this Agreement.

“Double Give Up Dealer” means a third party dealer who has entered into a Double Give Up Agreement with JPMC, the Investment Manager and/or the Fund, and a Client.

“Double Give Up Transaction” means a transaction entered into between the Investment Manager and/or the Fund (on behalf of JPMC) and a Client (on behalf of a Double Give Up Dealer) pursuant to the terms of a Double Give Up Agreement.

“ETS Limits” has the meaning set forth in Section 2(c).

“ETS Transactions” means FX Transactions and/or Currency Option Transactions and/or Bullion Options and/or Bullion Trades as authorized by JPMC on the relevant ET System or otherwise.

“FX Direct Transactions” means Direct Transactions that are FX Transactions or Currency Option Transactions.

“FX NOP” means, in respect of all FX Offsetting Transactions, FX Novated Transactions, and FX Direct Transactions between JPMC and the Fund, the amount, if positive, calculated by JPMC as follows:

(A) (i) for each FX Transaction (assuming, in respect of any Non-Deliverable FX Transaction, the actual exchange of the amounts of the relevant currencies), determine the Dollar Value for each currency (including USD) owed by the Fund to JPMC or owed by JPMC to the Fund under such FX Transaction; and (ii) for each currency (including USD), determine the net Dollar Value amount owed by the Fund to JPMC or owed by JPMC to the Fund by summing the Dollar Values of all JPMC’s long and short positions in such currency as determined pursuant to subclause (i) immediately above;

(B) in respect of Currency Option Transactions, (i) determine the delta equivalent of each leg of the Currency Pair in respect of each Currency Option Transaction, (ii) for each currency, aggregate and net the delta equivalents of amounts in such currency (assuming exercise of each Currency Option Transaction on its expiration date or the latest date on which exercise is permitted thereunder) owed by the Fund to JPMC and owed by JPMC to the Fund, and (iii) for each currency, add the net delta equivalent for such currency to the net Dollar Value determined in respect of such currency pursuant to subclause (A)(ii); and

(C) aggregate the amounts determined pursuant to subclause (B)(iii) in respect of currencies with respect to which the Fund owes a net aggregate amount to JPMC.

“FX NOP Limit” means USD444,000,000.

“FX Novated Transactions” means Novated Transactions that are FX Transactions or Currency Option Transactions.

“FX Offsetting Transactions” means Offsetting Transactions that are FX Transactions or Currency Option Transactions.

“Investment Manager Notice” has the meaning set forth in Section 4.

“Master Agreement” means the ISDA Master Agreement, dated as of July 12, 2017, between JPMC and the Fund, as may be amended, modified or supplemented from time to time.

“Non-Conforming ETS Transaction” has the meaning set forth in Section 2(c).

“Novated Transaction” has the meaning set forth in Section 5(b).

“Offsetting Transaction” has the meaning set forth in Section 5(a).

“Permitted ETS Currency” means AUD, BRL, CAD, CHF, CLP, CNH, CNY, COP, CZK, DKK, EUR, GBP, HKD, HUF, IDR, ILS, INR, JPY, KRW, MXN, MYR, NOK, NZD, PHP, PLN, RUB, SAR, SEK, SGD, THB, TRY, TWD, USD, ZAR, provided, however, that such Permitted ETS Currencies can be amended by JPMC at any time with notice to the Investment Manager.

“Permitted ETS Bullion” has the meaning set forth in Section 2(c).

“Proceedings” means any suit, action, or other proceeding relating to this Agreement.

“Qualifying Transactions” means any combination of Direct Transaction(s), Offsetting Transaction(s), and/or Novated Transaction(s) selected by JPMC in its discretion that are (i) Deliverable FX Transactions with the same Settlement Date involving the same Currency Pair and under each of which the Fund is required to deliver one type of currency and JPMC is required to deliver the other type of currency or (ii) Bullion Trades with the same Bullion Transaction Settlement Date involving the same pair of Bullion and currency and under each of which either (y) the Fund is required to deliver the relevant type of Bullion and JPMC is obligated to deliver the relevant type of currency or (z) the Fund is required to deliver the relevant type of currency and JPMC is obligated to deliver the relevant type of Bullion.

“Reverse Dealer” means, a dealer (i) that has executed a Reverse Dealer Give-Up Agreement with JPMC pursuant to which such dealer is acting in the capacity of prime broker for the Investment Manager, a Fund, and/or a Designated Third Party, as the case may be, and (ii) that enters into a Reverse Dealer Transaction pursuant to such Reverse Dealer Give-Up Agreement.

“Reverse Dealer Give-Up Agreement” means, a give up agreement between a Reverse Dealer and JPMC (which may also include the Investment Manager, a Fund or Funds, and/or a Designated Third Party), pursuant to which such Reverse Dealer has agreed to act as a prime broker for the Investment Manager, a Fund or Funds, and/or a Designated Third Party, as the case may be, and has agreed to enter into transactions with JPMC in accordance with the terms of such agreement.

“Reverse Dealer Transaction” has the meaning set forth in Section 5(c).

“Reverse Give-In Agreement” means, a give-up agreement entered into among JPMC, a Counterparty, the Investment Manager, and, if applicable, the Investment Manager’s authorized trading agent and/or a Client, governing the relevant Corresponding Transactions.

“Termination Date” means the earlier of (i) any date on which this Agreement is terminated pursuant to Section 11 and (ii) any date as of which JPMC terminates the authority of the Investment Manager to enter into Corresponding Transactions with a Counterparty, Designated Transactions on its behalf with all Dealers, Double Give Up Transactions on its behalf with all Double Give Up Dealers, and ETS Transactions on its behalf over all ET Systems pursuant to Section 3.

“USD Equivalent” means (i) in respect of each FX Offsetting Transaction, each FX Direct Transaction and each Reverse Dealer Transaction that is a FX Transaction or Currency Option Transaction (assuming (1) the exercise of any Currency Option Transaction and (2) in respect of any Non-Deliverable FX Transaction, the actual exchange of the amounts of the relevant currencies), (y) if there is a USD amount payable either to or by JPMC under such FX Offsetting Transaction, FX Direct Transaction, or Reverse Dealer Transaction, as the case may be, such USD amount or (z) if there is no USD amount payable either to or by JPMC under such FX Offsetting Transaction, FX Direct Transaction, or Reverse Dealer Transaction, as the case may be, then the Dollar Value, determined by JPMC, of the amount of currency payable to JPMC under such FX Offsetting Transaction or Reverse Dealer Transaction, as the case may be, and (ii) in respect of each Bullion Offsetting Transaction, each Bullion Direct Transaction, or Reverse Dealer Transaction that is a Bullion Trade or Bullion Option, as the case may be, (assuming the exercise of any Bullion Option), the Dollar Value, determined by JPMC, of the relevant quantity of Bullion payable to JPMC under such Bullion Offsetting Transaction, Bullion Direct Transaction, or Reverse Dealer Transaction, as the case may be,.

2. (a) JPMC may, from time to time in its discretion, authorize the Investment Manager to enter into Designated Transactions on behalf of JPMC with a Dealer by executing and delivering to such Dealer a Designation Notice under the Give-Up Agreement between JPMC and such Dealer in which the Investment Manager is designated as the Agent. Such authorization shall be subject to the terms and conditions of this Agreement and the applicable Give-Up Agreement. Not in limitation of the foregoing, (i) Designated Transactions shall be limited to the types set forth in the applicable Designation Notice and to the restrictions set forth in such Designation Notice (including, without limitation, restrictions relating to Permitted Currencies, Permitted Bullion Types, and Maximum Tenor) and (ii) any such authorization in respect of any particular Dealer is expressly limited to a Net Open Position not to exceed the Net Open Position Limit and a Bullion NOP not to exceed the Bullion NOP Limit set forth in the applicable Designation Notice. For purposes of calculating the Net Open Position and Bullion NOP, “Investment Manager” shall be deemed to mean the Investment Manager or any Designated Third Party trading in the name of the Investment Manager pursuant to a Designated Trading Agreement, and the Net Open Position Limit or Bullion NOP Limit, as the case may be, shall include Designated Transactions entered into by the Investment Manager hereunder and pursuant to a Designated Trading Agreement or a Reverse Dealer Give-Up Agreement and Double Give Up Transactions entered into by the Investment Manager and/or the Fund pursuant to a Double Give Up Agreement. The Fund acknowledges and agrees that the Fund shall be bound by the terms of any such Designation Notices where the Investment Manager is designated as the Agent and in which Designated Transactions are entered into on behalf of the Fund.

(b) JPMC may, from time to time in its discretion, authorize the Investment Manager to enter into Corresponding Transactions pursuant to Reverse Give-In Agreement(s) and/or Double Give Up Transactions pursuant to Double Give Up Agreement(s). Such authorization is subject to the terms and conditions of this Agreement and the Reverse Give-In Agreement or Double Give Up Agreement, as applicable. Not in limitation of the foregoing, (i) Corresponding Transactions shall be limited to (A) the types set forth in the applicable Reverse Give-In Agreement and to the restrictions set forth in such Reverse Give-In Agreement (including, without limitation, restrictions relating to currencies and tenor) and (B) any net open position limit (howsoever described) set forth in the Reverse Give-In Agreement, and (ii) Double Give Up Transactions shall be limited to (A) the types set forth in the applicable Double Give Up Agreement and to the restrictions set forth in such Double Give Up Agreement (including, without limitation, restrictions relating to currencies and tenor) and (B) any net open position limit (howsoever described) set forth in the Double Give Up Agreement. The Fund acknowledges and agrees that any such (i) Corresponding Transactions and (ii) Double Give Up Transactions entered into by the Investment Manager on behalf of the Fund will constitute a valid and binding obligation of the Fund.

(c) JPMC may, from time to time in its discretion, authorize the Investment Manager and/or a Designated Third Party to enter into ETS Transactions on an ET System with one or more ETS Counterparties and/or with JPMC directly, subject to compliance with financial limits (“ETS Limits”) and other restrictions established by JPMC on such ET System or communicated in writing to the Investment Manager by notice or otherwise available on the applicable ET System. The Investment Manager or a Designated Third Party shall not be permitted to enter into any transaction on an ET System that (i) causes any ETS Limit to be exceeded or further exceeded, (ii) is not an authorized ETS Transaction, (iii) involves a currency other than a Permitted ETS Currency, (iv) involves a type of Bullion other than the types of Bullion specified by JPMC on the ET System or otherwise (“Permitted ETS Bullion”), or (v) otherwise does not comply with any restrictions established by JPMC from time to time (any ETS Transaction that does not conform to these criteria is hereinafter referred to as a “Non-Conforming ETS Transaction”).

(d) Each ETS Transaction shall be a Direct Transaction except (i) in the case of an ET System under which the Investment Manager and the ETS Counterparty are identified to each other at the time that an ETS Transaction is entered into on that ET System or (ii) where the ETS Transaction was entered into by a Designated Third Party or by the

Investment Manager on behalf of a Designated Third Party pursuant to a Reverse Dealer Give-Up Agreement or a Double Give Up Agreement (in the case of either (i) or (ii), a “Disclosed ETS Transaction”). A Disclosed ETS Transaction shall be authorized only if the Investment Manager and/or a Designated Third Party has been designated as an Agent under a Give-Up Agreement between JPMC and the relevant ETS Counterparty/Dealer or pursuant to the terms of a Reverse Dealer Give-Up Agreement or a Double Give Up Agreement, as applicable. Each Disclosed ETS Transaction must comply with the limitations and restrictions set forth in, and pursuant to, both Sections 2(a) and (c).

(e) The Investment Manager shall not be permitted to enter into any FX Direct Transaction, Designated Transaction or ETS Transaction on behalf of JPMC or any FX Offsetting Transaction on behalf of the Fund which results in the FX NOP exceeding or further exceeding the FX NOP Limit. The Investment Manager shall not be permitted to enter into any Bullion Direct Transaction, Designated Transaction or ETS Transaction on behalf of JPMC or any Bullion Offsetting Transaction on behalf of the Fund which results in the Bullion NOP exceeding or further exceeding the Bullion NOP Limit.

(f) JPMC shall promptly notify the Investment Manager of the material terms of any Designation Notice in which the Investment Manager is named as Agent and provide to the Investment Manager upon request a copy of the applicable Give-Up Agreement, if not previously provided to the Investment Manager. JPMC shall also notify the Investment Manager of any material amendment to any such Designation Notice or Give-Up Agreement. JPMC shall notify the Investment Manager of each ET System on which the Investment Manager is authorized to enter into ETS Transactions, the nature of the authorized ETS Transactions, the applicable ETS Limits, the Permitted ETS Currencies, the Permitted ETS Bullion, and any other applicable restrictions.

3. JPMC may at any time in its sole discretion, by notice to the Investment Manager, amend the terms of any Designation Notice, terminate the authority of the Investment Manager to enter into Designated Transactions on its behalf with any or all Dealers or to enter into ETS Transactions using any ET System, amend any ETS Limit or other restriction applicable to ETS Transactions that the Investment Manager is authorized to enter into on behalf of JPMC on any ET System, terminate the authority of the Investment Manager to enter into ETS Transactions with any or all ETS Counterparties, amend any limits or restrictions in the Reverse Give-In Agreement(s), Reverse Dealer Give-Up Agreement(s), or Double Give Up Agreement(s), terminate the authority of the Investment Manager to enter into Corresponding Transactions, terminate the authority of the Investment Manager or a Designated Third Party to commit JPMC to enter into Reverse Dealer Transactions, terminate the authority of the Investment Manager and/or the Fund to enter into Double Give Up Transactions under the Double Give Up Agreement(s), or amend the FX NOP Limit, the Bullion NOP Limit. Any such notice shall not affect any Direct Transactions, Novated Transactions, or any Designated Transactions entered into by the Investment Manager on behalf of JPMC with any applicable Dealer or any ETS Transactions entered into by the Investment Manager, any Corresponding Transactions entered into by the Investment Manager on behalf of JPMC with a Counterparty under the Reverse Give-In Agreement(s) or any Reverse Dealer Transactions under the Reverse Dealer Give-Up Agreement(s) or any Double Give Up Transactions under the Double Give Up Agreement(s) before the Investment Manager’s receipt of such notice, or any corresponding

Offsetting Transactions. Notwithstanding anything to the contrary in any agreement (including without limitation any Give-Up Agreement, Designation Notice, Reverse Give-In Agreement, Reverse Dealer Give-Up Agreement, or Double Give Up Agreement), any such notice shall be effective immediately upon receipt by the Investment Manager and JPMC shall be entitled to take the actions specified in Section 5(i) hereof based on the authority and limits established in such notices.

4. (a) The Fund shall ensure that the Investment Manager promptly notifies JPMC, by means of an electronic system acceptable to JPMC (provided, however, that if such electronic system is not available at that time, the notice shall be made by telephone to JPMC at the telephone number set forth on the signature page hereof (or such other telephone number of which JPMC notifies the Fund), with notice to be made by the Investment Manager by such electronic system as soon as reasonably practicable after it becomes available) (each such notice, a “Investment Manager Notice”), of (i) the Material Terms of each Designated Transaction, Disclosed ETS Transaction (except as otherwise provided in subsection (b) below), Corresponding Transaction or Double Give Up Transaction entered into by the Investment Manager on behalf of the Fund with a Dealer and the identity of such Dealer, (ii) the identity of such Dealer, Counterparty, ETS Counterparty, Client, or Designated Third Party, as the case may be, the Fund(s) that are the parties to the corresponding Offsetting Transaction(s) or Direct Transaction(s), and the allocations of the amounts or quantities involved in such Offsetting Transaction(s) or Direct Transaction(s) to such Fund(s) or Client, as the case may be, (iii) if applicable, the name of the Reverse Dealer with which JPMC will be entering into a Reverse Dealer Transaction, (iv) if applicable, the name of the Double Give Up Dealer involved in the Double Give Up Transaction, and (v) if applicable, the Investment Manager’s or Fund’s authorized trading agent or Client with respect to the Corresponding Transaction. Material Terms of each Disclosed ETS Transaction entered into by the Investment Manager on behalf of JPMC with an ETS Counterparty and the identify of such ETS Counterparty. Material Terms in respect of any type of transaction include those set forth in Exhibit A hereto. Notwithstanding anything to the contrary in this Agreement, if the Investment Manager does not notify JPMC of any of the Material Terms set forth in italics on Exhibit A with respect to a particular transaction type, the Fund and JPMC hereby agree that such Material Terms confirmed between JPMC and the Dealer, Double Give Up Dealer, Counterparty or ETS Counterparty will be deemed to apply to the Offsetting Transaction entered into between JPMC and the Fund pursuant to Section 5 of this Agreement. Any electronic message sent by the Investment Manager to JPMC pursuant to Part 6 of the Master Agreement in respect of a Designated Transaction shall constitute notice of the Material Terms of such Designated Transaction for the purposes of this provision.

(b) If an ET System makes available to JPMC, either directly or through a separate trade communication system, the record of the Material Terms of any ETS Transaction entered into thereon by the Investment Manager, a Fund, or, if applicable, a Designated Third Party, or the Investment Manager’s authorized trading agent or Client, the Investment Manager is not required to notify JPMC of the Material Terms of any such ETS Transaction hereunder. The Fund shall be bound by any record of Material Terms of an ETS Transaction that the relevant ET System makes available to JPMC.

5. (a) If JPMC is liable in respect of a Designated Transaction under the terms of the applicable Give-Up Agreement, Disclosed ETS Transaction entered into by the

Investment Manager, JPMC and the Fund, a Corresponding Transaction under the terms of the applicable Reverse Give-In Agreement(s), or a Double Give Up Transaction under the terms of the applicable Double Give Up Agreement, JPMC and each Fund identified by the Investment Manager in the relevant Investment Manager Notice shall be deemed to have entered into a transaction (each, an “Offsetting Transaction”) subject to identical terms as such Designated Transaction, Disclosed ETS Transaction, Corresponding Transaction, or Double Give Up Transaction, except that the obligations of the Fund shall be identical to those of JPMC under the applicable Designated Transaction, Disclosed ETS Transaction, Corresponding Transaction, or Double Give Up Transaction, as the case may be, and the obligations of JPMC shall be identical to those of the Dealer under the applicable Designated Transaction, the Counterparty under the applicable Corresponding Transaction, the ETS Counterparty under the applicable Disclosed ETS Transaction, or the Double Give Up Dealer under the applicable Double Give Up Transaction, as the case may be, and such obligations shall be in the relevant amounts or quantities allocated in such Investment Manager Notice.

(b) JPMC may, from time to time in its sole discretion, cancel Qualifying Transactions and simultaneously replace such Qualifying Transactions with a new transaction (a “Novated Transaction”) for the same Settlement Date or Bullion Transaction Settlement Date, as the case may be, under which each party shall be obligated to deliver the aggregate of the amounts of the type of currency or Bullion, as the case may be, that would otherwise have been deliverable by such party on the relevant Settlement Date or Bullion Transaction Settlement Date, as the case may be, under such Qualifying Transactions. Except as otherwise provided, each Novated Transaction will be treated as an Offsetting Transaction for the purposes of this Agreement.

(c) If (i) JPMC is liable in respect of a Designated Transaction or a Disclosed ETS Transaction entered into by the Investment Manager or a Designated Third Party pursuant to a Reverse Dealer Give-Up Agreement, and (ii) for any reason, the Reverse Dealer does not enter into a transaction (each, a “Reverse Dealer Transaction”) having identical terms, then the Reverse Dealer Transaction shall be deemed to be an Offsetting Transaction between JPMC and Fund(s) pursuant to the terms, and for all purposes, of this Agreement.

(d) Each Offsetting Transaction and Novated Transaction with the Fund shall be governed by the Master Agreement. The Fund shall execute and return to JPMC any Confirmation of an Offsetting Transaction or Novated Transaction delivered by JPMC to the Fund. The Fund shall, in any event, be liable in respect of each Offsetting Transaction or Novated Transaction between the Fund and JPMC notwithstanding the absence of a Confirmation thereof.

(e) On the Expiration Date of a Currency Option Transaction or Bullion Option that is an Offsetting Transaction and either a Designated Transaction or Disclosed ETS Transaction which is a physically-settled option, and notwithstanding anything to the contrary in the relevant Confirmation, such Currency Option Transaction or Bullion Option shall be deemed to be an expired out of the money option with zero value. If the relevant Dealer or ETS Counterparty chooses to exercise any physically-settled Currency Option Transaction or Bullion Option that formed part of a Designated Transaction or Disclosed ETS Transaction in

which JPMC was the Seller and corresponded to an Offsetting Transaction within the applicable Exercise Period, the Investment Manager and/or the Fund shall notify JPMC immediately of such Notice of Exercise. The Investment Manager and/or the Fund is authorized to exercise on behalf of JPMC any physically-settled Currency Option Transaction or Bullion Transaction of which JPMC was the Buyer and that formed part of an Offsetting Transaction and corresponded to a Designated Transaction or Disclosed ETS Transaction within the applicable Exercise Period. The Investment Manager and/or the Fund shall simultaneously deliver any Notice of Exercise sent to the relevant Dealer or ETS Counterparty to JPMC. In the event either the Dealer, ETS Counterparty or Investment Manager and/or the Fund chooses to exercise a physically-settled Currency Option Transaction or Bullion Option in accordance with the above provisions, the Dealer or ETS Counterparty and the Investment Manager and/or the Fund shall be required to enter into a new, spot Designated Transaction or Disclosed ETS Transaction and submit such transaction to JPMC in accordance with the terms set forth in the Give-Up Agreement and this Agreement, as applicable. If the relevant Dealer or ETS Counterparty chooses to exercise or decides not to exercise any cash-settled Currency Option Transaction or Bullion Option that formed part of a Designated Transaction or Disclosed ETS Transaction in which JPMC was the Seller and corresponded to an Offsetting Transaction within the applicable Exercise Period, the Investment Manager and/or the Fund shall notify JPMC immediately of such Notice of Exercise or such notice of expiration. The Investment Manager and/or the Fund is authorized to exercise on behalf of JPMC any cash-settled Currency Option Transaction or Bullion Transaction of which JPMC was the Buyer and that formed part of an Offsetting Transaction and corresponded to a Designated Transaction or Disclosed ETS Transaction within the applicable Exercise Period. The Investment Manager and/or the Fund shall simultaneously deliver any Notice of Exercise sent by the Investment Manager and/or the Fund to the relevant Dealer or ETS Counterparty to JPMC, or, where applicable, any notice of expiration.

(f) Notwithstanding anything to the contrary in any Confirmation of an Offsetting Transaction and notwithstanding whether JPMC or the Fund is the Calculation Agent in respect of an Offsetting Transaction or Seller in respect of an Offsetting Transaction that is a Currency Option Transaction or Bullion Option, any determination, election, or calculation (i) by the Dealer, Counterparty, or ETS Counterparty as Calculation Agent or by JPMC and the Dealer, Counterparty, or ETS Counterparty as co-Calculation Agents in respect of a Designated Transaction, Corresponding Transaction or Disclosed ETS Transaction shall be binding on JPMC and the Fund under the corresponding Offsetting Transaction as if made by the Calculation Agent under such Offsetting Transaction, (ii) by the Dealer, Counterparty, or ETS Counterparty as Seller in respect of a Designated Transaction, Corresponding Transaction or Disclosed ETS Transaction that is a Currency Option Transaction or Bullion Option shall be binding on JPMC and the Fund under the corresponding Offsetting Transaction as if made by the Seller under such Offsetting Transaction or Disclosed ETS Transaction or (iii) by the Dealer, Counterparty, or ETS Counterparty as the party determining whether a barrier has been breached or met in respect of a Designated Transaction, Corresponding Transaction, or Disclosed ETS Transaction that is a Currency Option Transaction or Bullion Option shall be binding on JPMC and the Fund under the corresponding Offsetting Transaction as if made by the relevant party under such Offsetting Transaction.

(g) Notwithstanding anything to the contrary in this Agreement, the following shall apply if JPMC and the Fund are not parties to a Master Confirmation Agreement for Non-Deliverable Forward FX Transactions: if, on the Trade Date of an Offsetting Transaction or Direct Transaction that is a Non-Deliverable FX Transaction (a “NDF Transaction”), template terms for the Confirmation of a NDF Transaction in the Currency Pair that is the subject of such Offsetting Transaction or Direct Transaction, as the case may be, are recommended by EMTA, Inc. (“EMTA”) or a recognized successor and have an effective date that falls on or before such Trade Date (“Relevant NDF EMTA Template”), then all of the terms of such Relevant NDF EMTA Template (published and available at www.emta.org or any successor website) shall apply to such Offsetting Transaction or Direct Transaction, as the case may be, except to the extent otherwise agreed in writing by JPMC and the Fund. Notwithstanding anything to the contrary in this Agreement, the following shall apply if JPMC and the Fund are not parties to a Master Confirmation Agreement for Non-Deliverable Currency Option Transactions (European Style) between them: if, on the Trade Date of an Offsetting Transaction or Direct Transaction that is a Non-Deliverable Currency Option Transaction (a “NDO Transaction”), template terms for the Confirmation of a NDO Transaction in the Currency Pair that is the subject of such Offsetting Transaction or Direct Transaction, as the case may be, are recommended by EMTA or a recognized successor and have an effective date that falls on or before such Trade Date (“Relevant Option EMTA Template”), then all of the terms of such Relevant Option EMTA Template (published and available at www.emta.org or any successor website) shall apply to such Offsetting Transaction or Direct Transaction, as the case may be, except to the extent otherwise agreed in writing by JPMC and the Fund. For the avoidance of doubt, if a Relevant EMTA NDF Template in the case of a NDF Transaction or Relevant Option EMTA Template in the case of a NDO Transaction becomes effective after the Trade Date of an Offsetting Transaction or Direct Transaction, such Relevant EMTA Template or Relevant Option EMTA Template, as the case may be, shall not apply to or amend the terms of the relevant Offsetting Transaction or Direct Transaction, as the case may be, unless otherwise agreed between JPMC and the Fund.

(h) Notwithstanding anything to the contrary in this Agreement, with respect to all Offsetting Transaction and Direct Transactions that are Bullion Trades and Bullion Options, (i) Settlement by Delivery, (ii) Bullion Business Days, (iii) a Delivery Location of London for Bullion Trades and Bullion Options, will be deemed to apply.

(i) If, at any time, the Net Open Position in respect of a Dealer exceeds the applicable Net Open Position Limit or the Bullion NOP in respect of a Dealer exceeds the applicable Bullion NOP Limit, JPMC may, by notice to the Investment Manager and the Fund, terminate any Offsetting Transaction(s) and/or any portions thereof with the Fund as JPMC selects in its discretion such that after termination, the Net Open Position in respect of the relevant Dealer would no longer exceed the applicable Net Open Position Limit and the Bullion NOP in respect of the relevant Dealer would no longer exceed the applicable Bullion NOP Limit. If, at any time, the net open position (howsoever described in, and as calculated in a Reverse Give-In Agreement) exceeds the applicable net open position limit (howsoever described in a Reverse Give-In Agreement), JPMC may, by notice to the Investment Manager or the Fund, terminate any Offsetting Transaction(s) as JPMC selects in its discretion such that if the Corresponding Transaction(s) were terminated, the net open position would no longer exceed the applicable net open position limit. If, at any time, the net open position (howsoever described in, and as calculated in a Double Give Up Agreement) exceeds the applicable net open position limit (howsoever described in a Double Give Up Agreement), JPMC may, by notice to the Investment

Manager, terminate any Offsetting Transaction(s) as JPMC selects in its discretion such that if the corresponding Double Give Up Transaction(s) were terminated, the net open position would no longer exceed the applicable net open position limit. If the Investment Manager enters into any Non-Conforming ETS Transaction that is a Disclosed ETS Transaction, JPMC may, by notice to the Investment Manager or the Fund, terminate the corresponding Offsetting Transaction or portions thereof. If the Investment Manager enters into any Non-Conforming ETS Transaction that is a Direct Transaction, JPMC may, by notice to the Investment Manager or the Fund, terminate such Direct Transaction or portions thereof. If, at any time, the FX NOP exceeds the FX NOP Limit, and/or the Fund Bullion NOP exceeds the Bullion NOP Limit, JPMC may, by notice to the Investment Manager and the Fund, terminate any Offsetting Transaction(s), Direct Transaction(s), and/or Novated Transaction(s) or portions thereof as JPMC selects in its discretion such that, after such termination, the FX NOP would no longer exceed the FX NOP Limit, and/or the Bullion NOP would no longer exceed the Bullion NOP Limit. A payment shall be made by JPMC or the Fund, as the case may be, in respect of any Offsetting Transaction(s), Direct Transaction(s), and/or Novated Transaction(s) or portions thereof terminated pursuant to this subsection as if an Additional Termination Event had occurred under the Master Agreement, in respect of which the Fund was the sole Affected Party and the terminated Offsetting Transaction(s), Direct Transaction(s), and/or Novated Transaction(s) or portions thereof were Affected Transaction(s) (terms used in this sentence without definition have the meanings set forth in the Master Agreement).

(j) If JPMC is notified by the relevant ETS Counterparty within thirty (30) minutes after such ETS Counterparty has entered into a Disclosed ETS Transaction with the Investment Manager or, if applicable, a Designated Third Party or the Investment Manager’s authorized trading agent or Client on an ET System that such Disclosed ETS Transaction had been entered into at an off-market rate mistakenly entered by such ETS Counterparty on such ET System, (i) JPMC and such ETS Counterparty may agree to adjust the rate applicable to such Disclosed ETS Transaction to what they agree to be a market rate, (ii) the rate applicable to the corresponding Offsetting Transaction(s) shall be automatically deemed to have been adjusted in the same manner and any other terms of such Offsetting Transaction(s) affected by such rate adjustment shall be revised by JPMC accordingly, and (iii) JPMC shall promptly notify the Investment Manager of any such adjustment and revision. If the Investment Manager or, if applicable, a Designated Third Party or the Investment Manager’s authorized trading agent or Client enters into an ETS Transaction that is a Direct Transaction and JPMC determines that such ETS Transaction had been entered into at an off-market rate mistakenly entered by JPMC or a third party on such ET System, (x) JPMC may adjust the rate applicable to such ETS Transaction to what JPMC determines in good faith to be a market rate, (y) any other terms of such Direct Transaction affected by such rate adjustment shall be revised by JPMC accordingly, and (z) JPMC shall promptly notify the Investment Manager of any such adjustment and revision.

6. (a) In respect of each Calculation Period, the Fund shall pay to JPMC a fee in an amount equal to USD5 per each USD1,000,000 of the applicable Calculation Period Aggregate Amount, pro rated if the applicable Calculation Period Aggregate Amount is not an integral multiple of USD1,000,000 (the “Calculation Period Fee Amount”). JPMC may amend the amount of such fees and/or impose new fees or a new fee methodology by at least ninety (90) days’ prior notice to the Fund.

(b) JPMC shall notify the Investment Manager or the Fund of the fee in respect of each Calculation Period. The Fund shall pay to JPMC the amount of any such fee on or before the fifth New York Business Day after the Investment Manager’s or the Fund’s receipt of the applicable notice. Each such payment to be made by the Fund shall be made by wire transfer, or its equivalent, of immediately available and freely transferable funds to the bank account designated by JPMC for such purpose.

(c) In addition to any other rights or remedies of JPMC provided hereunder or otherwise provided by law, JPMC shall have the right upon notice to the Fund (any such notice being expressly waived to the extent permitted by applicable law) upon any amount becoming due and payable by the Fund to (i) debit any account, in any currency, of the Fund in such amount or the equivalent thereof and (ii) set-off and apply against any such amount any and all deposits (whether general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness, or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by JPMC to or for the credit or the account of the Fund. JPMC agrees to notify the Fund promptly after any such debit, set off, or application made by JPMC, provided, however, that failure to give such notice shall not affect the validity of such set-off, debit, or application. For the avoidance of doubt, the obligation of the Fund to pay fees and the ability of JPMC to amend the amount of such fees and/or impose new fees or a new fee methodology in accordance with Section 6(a) will survive the termination of this Agreement with respect to outstanding Offsetting Transactions and Direct Transactions. If, at any time, the Fund fails to pay any fees with respect to sub-section (a) above and such failure continues for ninety (90) days after payment of such fees is due, JPMC may, by notice to the Fund, terminate all Offsetting Transaction(s) between JPMC and the Fund. A payment shall be made by JPMC or the Fund, as the case may be, in respect of Offsetting Transaction(s) terminated pursuant to this subsection (c) as if an Additional Termination Event had occurred under the Master Agreement in respect of which the Fund was the sole Affected Party and the terminated Offsetting Transaction(s) were Affected Transaction(s) (terms used in this sentence without definition have the meaning set forth in the Master Agreement).

7. Each party represents and warrants to the other party as of the date of this Agreement and as of the date of the entry into each Offsetting Transaction and, in the case of the Fund, as of the date of the entry into each Designated Transaction, Reverse Dealer Transaction, and ETS Transaction that: (i) it has authority to enter into this Agreement and such Offsetting Transaction (in the case of the Fund, acting through the Investment Manager), such Designated Transaction, Reverse Dealer Transaction, or ETS Transaction; (ii) the persons executing this Agreement and entering into such Offsetting Transaction (and, in the case of the Fund acting through the Investment Manager, such Designated Transaction, Reverse Dealer Transaction, or ETS Transaction) have been duly authorized to do so; and (iii) this Agreement is binding upon it and enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)) and does not and will not violate the terms of any agreements to which such party is bound.

The Fund hereby represents and warrants to JPMC that the Investment Manager is authorized to enter into Designated Transactions, Reverse Dealer Transactions and ETS Transactions under this Agreement for and on behalf of the Fund.

8. No party may assign, transfer, or charge or purport to assign, transfer, or charge, any of its rights or its obligations under this Agreement or any interest therein without the prior written consent of the other parties, and any purported assignment, transfer, or charge in violation of this Section 8 shall be void.

9. The parties agree that each party may electronically record all telephonic conversations between any parties relating to the subject matter of this Agreement and that any such tape recordings may be submitted in evidence in any Proceedings or in any suit, action, or other proceeding relating to any Offsetting Transaction.

10. Unless otherwise agreed or set forth herein, all notices, instructions and other communications to be given to a party under this Agreement shall be given electronically (through e-mail, an ET System or otherwise), or to the address, facsimile number, or telephone number specified by such party on the signature page hereof (or such other contact details of which such party notifies the other parties.) Each notice, instruction, or communication hereunder shall be effective upon receipt; provided, however, that if a notice, instruction, or communication is received by JPMC (i) in New York, after 5:00 p.m. (New York time) on a New York Business Day or on a day that is not a New York Business Day, such notice shall be effective on the immediately succeeding New York Business Day at 9:00 a.m. (New York time), (ii) in New York, before 9:00 a.m. (New York time) on a New York Business Day, such notice shall be effective at 9:00 a.m. (New York time) on that New York Business Day, (iii) in London, after 5:00 p.m. (London time) on a London Business Day or on a day that is not a London Business Day, such notice shall be effective on the immediately succeeding London Business Day at 9:00 a.m. (London time), and (iv) in London, before 9:00 a.m. (London time) on a London Business Day, such notice shall be effective at 9:00 a.m. (London time) on that London Business Day.

11. This Agreement (i) may be terminated by either JPMC or the Fund at any time upon thirty (30) Business Days’ written notice to the other party and (ii) shall automatically terminate with respect to the Fund upon the designation of an Early Termination Date under the Master Agreement as the result of the occurrence of an Event of Default in respect of which the Fund is the Defaulting Party or a Termination Event in respect of which the Fund is the sole Affected Party (terms used in this subsection (ii) shall have the meanings set forth in the Master Agreement); provided, however, that any termination pursuant to subsections (i) or (ii) immediately above shall not affect any outstanding Designated Transactions, ETS Transactions, Corresponding Transactions, Double Give Up Transactions, Novated Transactions or Offsetting Transactions entered into in accordance with this Agreement and any fees payable by the Fund in respect thereof, and the provisions of this Agreement shall continue to apply in respect of such Designated Transactions, ETS Transactions, Corresponding Transactions, Double Give Up Transactions, Novated Transactions, or Offsetting Transactions, and fees until all obligations of each party to the other parties under this Agreement have been fully performed.

12. In the event any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect under the law of any jurisdiction, the validity, legality, and enforceability of the remaining provisions under the law of such jurisdiction, and the validity, legality, and enforceability of such and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby.

13. No indulgence or concession granted by a party and no omission or delay on the part of a party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

14. No amendment, modification, or waiver of this Agreement will be effective unless in writing executed by each of the parties.

15. The Fund agrees to indemnify JPMC against, and hold JPMC harmless from, all costs, losses, judgments, and expenses (including, without limitation, attorneys’ fees) (collectively, “Indemnified Costs”) incurred by JPMC as a result of the failure of the Investment Manager or the Fund to comply with this Agreement or the Investment Manager’s acting as Agent or use of any ET System, or as a result of the actions or inactions of a Designated Third Party, Reverse Dealer, Counterparty, ETS Counterparty, or Double Give Up Dealer arising out of or in any way connected to this Agreement, except to the extent that such Indemnified Costs directly result from the gross negligence, fraud or willful misconduct of JPMC. This Section 15 shall survive any termination of this Agreement.

16. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflict of laws provisions. With respect to any Proceedings, each party irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement precludes a party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

17. Each party hereby irrevocably waives any and all right to trial by jury in any Proceedings.

18. This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto.

JPMORGAN CHASE BANK, N.A.		CMF TT II, LLC

		By:	Ceres Managed Futures LLC
By:	/s/ Leila Safai
Name: Leila Safai
	Title: Vice President	By:	/s/ Patrick T. Egan
	Address: 4 New York Plaza, Floor 21		Name: Patrick T. Egan
	New York, New York 10004		Title: President & Director
	Attention: Elizabeth Percontino		Address: 522 Fifth Avenue, Floor 7
	Fascimile Number: 212-622-3491		New York, NY 10036
Attention: Patrick Egan
Facsimile Number: 212-507-2065

Exhibit A

FX TRANSACTIONS

Trade Date:

Amount and Currency Payable by the Investment Manager:

Amount and Currency Payable by JPMC:

Settlement Date:

NON-DELIVERABLE FX AND CURRENCY OPTION TRANSACTIONS

General Terms

Trade Date:	[DD-MM-YYYY]
Reference Currency Buyer:	[JPMC / Investment Manager]
Reference Currency Seller:	[JPMC / Investment Manager]
Currency Option Style:	European Option
Currency Option Type:	[CCY] Put / [CCY] Call
Reference Currency Notional Amount :	[CCY and Amount]
Notional Amount or Forward Rate :	[CCY and Amount]
Strike Price:	[Rate CCY/CCY]
Expiration Date:	[DD-MM-YYYY] (“Scheduled Valuation Date”)
Expiration Time:	[ ]
Settlement	Non/Deliverable
Settlement Date:	[DD-MM-YYYY]
Premium:	[CCY and Amount]
Premium Payment Date:	[DD-MM-YYYY]
Price Source Disruption	[Applicable]

Business Days applicable to the Expiration and Valuation Date: []

Business Days applicable to the Settlement Date: []

Settlement Currency: []

Settlement Rate Option for Reference Currency: []

Settlement Rate Option for Settlement Currency: (If applicable)

Disruption Fallbacks:[]

VANILLA AND EXOTIC CURRENCY OPTION TRANSACTIONS

General Terms:

Trade Date: [dd/mmmm/yyyy]

Buyer: [JPMorgan/Counterparty]

Seller: [JPMorgan/Counterparty]

Currency Option Style:	European Option
Currency Option Type: []
Call Currency and Call Currency Amount:	[CCY] [Amount] (if applicable)
Put Currency and Put Currency Amount:	[CCY] [Amount]
Strike Price:	[Rate] [CCY/CCY]

Expiration Date: [dd/mmmm/yyyy]

Settlement: Non-Deliverable

Settlement Amount: [Curr] [Amount]

Settlement Date:[dd/mmmm/yyyy]

Premium: [Curr] [Amount]

Premium Payment Date:[dd/mmmm/yyyy],

Event Type: []

Spot Exchange Rate Direction: [Greater than or equal to][Less than or equal to] the

Barrier

Level

Expiration Time: [time]a.m. (local time in [city location]) (if applicable)

Barrier Level:	[Rate] [CCY/CCY]
Barrier Event Rate Source:
Event Period Start Date and Time:	Expiration Date at the Expiration Time
Event Period End Date and Time:	Expiration Date at the Expiration Time

BULLION TRADES

Trade Date

Purchaser of Bullion

Seller of Bullion

Bullion:	[Gold][Silver][Platinum][Palladium]

Number of Ounces

Contract Price

Bullion Transaction Settlement Date

BULLION OPTIONS

General Terms

Trade Date:	[DD-MM-YYYY]
Bullion:	[Gold][Silver][Platinum][Palladium]
Number of Ounces:	[]
Bullion Option Buyer:	[JPMC / Investment Manager]
Bullion Option Seller:	[JPMC / Investment Manager]
Bullion Option Style:	European Option
Bullion Option Type:	[Put / Call]
Bullion Strike Price:	[Rate CCY/CCY]
Bullion Premium:	[CCY and Amount]
Bullion Premium Payment Date:	[DD-MM-YYYY]
Bullion Expiration Date:	[DD-MM-YYYY]
Bullion Expiration Time:	[]
Bullion Settlement Date:	[]
Business Days:	[]

Exhibit B

MASTER FOREIGN EXCHANGE AND BULLION GIVE-UP AGREEMENT, dated as of [] (the “Agreement”), between JPMorgan Chase Bank, N.A. (“JPMC”) and [] (the “Dealer”).

In consideration of the representations and premises set forth herein, JPMC and the Dealer hereby agree as follows:

1. All capitalized terms used herein without definition shall have the meanings set forth in the 1998 FX and Currency Option Definitions (published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association and The Foreign Exchange Committee). The following terms shall have the following meanings:

“Agent” means each entity designated as such in a Designation Notice.

“Bullion” has the meaning set forth in the 2005 ISDA Commodity Definitions.

“Bullion NOP” means, with respect to Designated Transactions entered into by an Agent, an amount calculated by JPMC as follows:

(i) for Designated Bullion Option Transactions, (x) determine the delta equivalent of each Designated Bullion Option Transaction, (y) for each type of Bullion, aggregate and net the delta equivalents owed by the Dealer to JPMC or owed by JPMC to the Dealer, and (z) aggregate (without netting) the amounts determined pursuant to subclause (y) immediately above in respect of those types of Bullion with respect to which the Dealer owes a net amount to JPMC plus the amounts determined pursuant to subclause (y) immediately above in respect of types of Bullion with respect to which JPMC owes a net amount to the Dealer;

(ii) for each Designated Bullion Trade Transaction, (x) determine the Dollar Value for each type of Bullion owed by the Dealer to JPMC or owed by JPMC to the Dealer under such Designated Bullion Trade Transaction, (y) for each type of Bullion, determine the net Dollar Value amount owed by the Dealer to JPMC or owed by JPMC to the Dealer by summing the Dollar Values of all long and short positions in such Bullion as determined pursuant to subclause (x) immediately above, and (z) aggregate (without netting) the amounts determined pursuant to subclause (y) immediately above in respect of types of Bullion with respect to which the Dealer owes a net amount to JPMC plus the amounts determined pursuant to subclause (y) immediately above in respect of types of Bullion with respect to which JPMC owes a net amount to the Dealer; and

(iii) aggregate the amounts determined pursuant to subclauses (i) and (ii) immediately above.

“Bullion Option” has the meaning set forth in the 2005 ISDA Commodity Definitions.

“Bullion Trade” has the meaning set forth in the 2005 ISDA Commodity Definitions.

“Designated Bullion Trade Transaction” means a Designated Transaction that is a Bullion Trade entered into by an Agent on behalf of JPMC in accordance with this Agreement.

“Designated Bullion Option Transaction” means a Designated Transaction that is a Bullion Option entered into by an Agent on behalf of JPMC in accordance with this Agreement.

“Designated FX Transaction” means a Designated Transaction that is an FX Transaction entered into by an Agent on behalf of JPMC in accordance with this Agreement.

“Designated Option Transaction” means a Designated Transaction that is a Currency Option Transaction entered into by an Agent on behalf of JPMC in accordance with this Agreement.

“Designated Transactions” has the meaning set forth in Section 2(a).

“Designation Notice” means a notice substantially in the form of Exhibit A hereto from JPMC to the Dealer.

“Dollar Value” means (i) with respect to an amount of currency at any time, (y) if such currency is USD, such amount and (z) in all other cases, the amount of USD which could be purchased at the spot market rate against delivery of such amount of currency and (ii) in respect of a quantity of Bullion at any time, the amount of USD payable at the spot market rate for the purchase of the relevant quantity of Bullion. The spot market rate shall be determined by JPMC (in good faith and in a commercially reasonable manner) to be the spot market rate available to JPMC at such time in a foreign exchange or Bullion market, as the case may be, reasonably selected by JPMC in which the currency or Bullion is traded. If JPMC is unable to obtain a spot market rate pursuant to the immediately preceding sentence, JPMC will determine the applicable rate in good faith and in a commercially reasonable manner.

“Material Terms” means (i) for Designated FX Transactions, the Settlement Date, amounts of each currency to be delivered by each party, and any other terms considered material in the market, (ii) for Designated Option Transactions, the amounts of each currency, the style (e.g., American or European) of option, the strike price, premium, expiration date, and any other terms considered material in the market, (iii) for Designated Bullion Trade Transactions, the Trade Date, Purchaser, Seller, Bullion, number of Ounces, Contract Price, Value Date, and any other material terms and (iv) for Designated Bullion Option Transactions, Trade Date, Buyer, Seller, Bullion, number of Ounces, style, type, Strike Price, Expiration Date, Settlement Date, Premium, Premium Payment Date, and any other material terms (terms used in subsection (iii) and (iv) in this definition have the means set forth in the 2005 ISDA Commodity Definitions).

“Net Daily Settlement Amount” means, with respect to Designated Transactions entered into by an Agent for any Settlement Date, the aggregate amount owed by the Dealer to JPMC calculated by JPMC as follows:

(A)

for each such Designated Transaction (excluding, for this purpose, any option premia that may be owed to JPMC and assuming (1) in respect of any Designated Option Transaction, the exercise thereof on its expiration date and (2) in respect of any Non-Deliverable FX Transaction, the actual exchange of the amounts of the relevant currencies), determine the Dollar Value for each currency (including USD) owed by the Dealer to JPMC or owed by JPMC to the Dealer under such Designated Transaction;

(B)

for each currency (including USD), determine the net Dollar Value amount owed by the Dealer to JPMC or owed by JPMC to the Dealer by summing the Dollar Values of all long and short positions in such currency as determined pursuant to subclause (A) immediately above; and

(C)	aggregate the Dollar Value(s) for all currencies determined pursuant to subclause (B) immediately above in respect of which the Dealer owes a net aggregate amount to JPMC.

“Net Open Position” means, with respect to Designated Transactions entered into by an Agent, the aggregate amount owed by the Dealer to JPMC, calculated by JPMC as follows:

(A) in respect of Designated FX Transactions:

(i) for each Designated FX Transaction (assuming, in respect of any Non-Deliverable FX Transaction, the actual exchange of the amounts of the relevant currencies), determine the Dollar Value for each currency (including USD) owed by the Dealer to JPMC or owed by JPMC to the Dealer under such Designated FX Transaction;

(ii) for each currency (including USD), determine the net Dollar Value amount owed by the Dealer to JPMC or owed by JPMC to the Dealer by summing the Dollar Values of all long and short positions in such currency as determined pursuant to subclause (i) immediately above;

(B) in respect of Designated Option Transactions, (i) determine the delta equivalent of each leg of the Currency Pair in respect of each Designated Option Transaction, (ii) for each currency, aggregate and net the delta equivalents of amounts in such currency (assuming exercise of each Designated Option Transaction on its expiration date) deliverable to JPMC and payable by JPMC, and (iii) for each currency, add the net delta equivalent for such currency to the net Dollar Amount determined in respect of such currency pursuant to clause (A)(ii); and

(C) aggregate the amounts determined pursuant to clause (B)(iii) in respect of currencies with respect to which the Dealer owes a net aggregate amount to JPMC.

“Proceedings” means any suit, action or other proceedings relating to this Agreement.

“USD” means the lawful currency of the United States of America.

2. (a) JPMC may, from time to time, authorize an entity designated as an Agent in a Designation Notice to enter into the types of transactions (the “Designated Transactions”) set forth in the applicable Designation Notice on its behalf with the Dealer. Such authorization shall be subject to the restrictions specified in the applicable Designation Notice in respect of the relevant Designated Transactions (including, without limitation, restrictions relating to Permitted Currencies, Permitted Bullion Types, and Maximum Tenor). Not in limitation of any other restrictions on Designated Transactions, any such authorization in respect of any particular Agent to enter into Designated Transactions on behalf of JPMC is expressly limited to a Net Daily Settlement Amount not to exceed the Settlement Limit and a Net Open Position not to exceed the Net Open Position Limit and a Bullion NOP not to exceed the Bullion NOP Limit set forth in the applicable Designation Notice. Such Settlement Limit, Net Open Position Limit, and Bullion NOP Limit shall apply only to Designated Transactions entered into by such Agent on behalf of JPMC with the Dealer.

(b) Each Designation Notice shall supplement, be governed by, and form a part of this Agreement.

3. JPMC may at any time in its sole discretion, by notice to the Dealer, amend the terms of any Designation Notice or terminate the authority of any Agent. Any such notice by JPMC shall be effective one (1) hour after receipt thereof by the Dealer and shall not affect any Designated Transactions entered into by the Agent on behalf of JPMC with the Dealer before JPMC’s notice becomes effective.

4. The Dealer shall promptly notify JPMC of the Material Terms of each Designated Transaction entered into by an Agent on behalf of JPMC and the identity of such Agent by Reuters, e-mail, or such other method(s) to which JPMC and the Dealer mutually agree (or by means of telephonic communication if Reuters or any agreed alternative method is not available or operational) (a “Dealer Notice”). The Dealer acknowledges that (i) each Agent has agreed to provide a notice (an “Agent Notice”) to JPMC of the Material Terms of each Designated Transaction entered into by such Agent on behalf of JPMC, setting forth the Material Terms and the identity of the relevant Dealer, and (ii) JPMC has no liability for the failure of any Agent to provide an Agent Notice.

5. JPMC and the Dealer agree that JPMC will only be liable for a Designated Transaction if (i) such Designated Transaction is of the type, and otherwise complies with the restrictions, set forth in the Designation Notice relating to the Agent entering into such Designated Transaction, (ii) giving effect to such Designated Transaction will not cause the Net Daily Settlement Amount to exceed or further exceed the applicable Settlement Limit or the Net Open Position to exceed or further exceed the applicable Net Open Position Limit (without the written consent of JPMC) or the Bullion NOP to exceed or further exceed the applicable Bullion NOP Limit, (iii) the Dealer and such Agent have agreed to the Material Terms of such Designated Transaction, (iv) such Designated Transaction has been booked by the Dealer at a Specified Office identified in the applicable Designation Notice, and (v) JPMC has received an Agent Notice and Dealer Notice in respect of such Designated Transaction setting forth matching Material Terms.

6. JPMC shall notify the Dealer within two hours after JPMC’s receipt of the later of the Agent Notice or the Dealer Notice if (i) the Material Terms set forth in the Agent Notice differ from the Material Terms set forth in the Dealer Notice or (ii) JPMC is not liable for such Designated Transaction because the Designated Transaction does not satisfy the criteria set forth in subsections (i) through (v) of Section 5. JPMC shall notify the Dealer within three hours after JPMC’s receipt of the Dealer Notice if JPMC does not receive an Agent Notice in respect of such Designated Transaction.

7. (a) Each Designated Transaction entered into hereunder shall be confirmed by the Dealer and JPMC to each other in accordance with their standard practice and shall be subject to the Master Agreement identified in the applicable Designation Notice. [For the avoidance of doubt, each Designated Transaction shall be subject to the Master Confirmation Agreement for Non-Deliverable Forward FX Transactions [and the Master Confirmation Agreement for Non-Deliverable Currency Option Transactions] between JPMC and the Dealer.] No Agent may make or receive deliveries of currencies or Bullion on behalf of JPMC, or give any directions in respect of deliveries of currencies or Bullion, in connection with any Designated Transaction. Notwithstanding anything to the contrary set forth in a Confirmation of any Designated Option Transaction or Designated Bullion Option Transaction, any such Designated Option Transaction or Designated Bullion Option Transaction may be exercised by JPMC or the Agent that entered into such Designated Option Transaction or Designated Bullion Option Transaction on behalf of JPMC. Notwithstanding anything to the contrary in this Agreement, with respect to Designated Bullion Trade Transactions and Designated Bullion Option Transactions, unless the parties otherwise agree in writing, (i) Settlement by Delivery will be deemed to apply for all Designated Transactions, and (ii) the Delivery Location for Designated Transactions entered into by the relevant Agent on our behalf will be London, England.

(b) Notwithstanding anything to the contrary in the Agreement, the following shall apply if JPMC and the Dealer are not parties to a Master Confirmation Agreement for Non-Deliverable Forward FX Transactions: if, on the Trade Date of a Designated Transaction that is a Non-Deliverable FX Transaction (a “NDF Transaction”), template terms for the Confirmation of a NDF Transaction in the Currency Pair that is the subject of such Designated Transaction are recommended by EMTA, Inc. (“EMTA”) or a recognized successor and have an effective date that falls on or before such Trade Date (“Relevant NDF EMTA Template”), then all of the terms of such Relevant NDF EMTA Template (published and available at www.emta.org or any successor website) shall apply to such Designated Transaction, except to the extent otherwise agreed in writing by JPMC and the Dealer.

(c) Notwithstanding anything to the contrary in this Agreement, the following shall apply if JPMC and the Dealer are not parties to a Master Confirmation Agreement for Non-Deliverable Currency Option Transactions (European Style) between them: if, on the Trade Date of a Designated Transaction that is a Non-Deliverable Currency Option Transaction (a “NDO Transaction”), template terms for the Confirmation of a NDO Transaction in the Currency Pair that is the subject of such Designated Transaction are recommended by EMTA or a recognized successor and have an effective date that falls on or before such Trade Date (“Relevant Option EMTA Template”), then all of the terms of such Relevant Option EMTA Template (published and available at www.emta.org or any successor website) shall apply to such Designated Transaction, except to the extent otherwise agreed in writing by JPMC and the Dealer. For the avoidance of doubt, if a Relevant EMTA NDF Template in the case of a NDF Transaction or Relevant Option EMTA Template in the case of a NDO Transaction becomes effective after the Trade Date of an Designated Transaction, such Relevant NDF EMTA Template or Relevant Option EMTA Template, as the case may be, shall not apply to or amend the terms of the relevant Designated Transaction, unless otherwise agreed between JPMC and the Dealer.]

8. For the purpose of calculating Net Daily Settlement Amount and Net Open Position, a Designated Option Transaction sold by JPMC and owned by the Dealer shall be discharged and terminated together with a Designated Option Transaction sold by the Dealer and owned by JPMC upon satisfying the following criteria:

(i)	each Designated Option Transaction being with respect to the same Put Currency and Call Currency;

(ii)	each having the same Expiration Date and Expiration Time;

(iii)	each being of the same style, i.e. either both being American Style Options or both being European Style Options;

(iv)	each having the same Strike Price;

(v)	each being transacted by the same pair of offices of the Dealer and JPMC; and

(vi)	neither of which shall have been exercised by delivery of a Notice of Exercise.

Where the relevant Designated Option Transactions are for different amounts of the Currency Pair, such Designated Option Transactions shall be partially discharged and terminated for the purpose of calculating Net Daily Settlement Amount and Net Open Position.

9. Each party represents and warrants to the other party as of the date of this Agreement and as of the date of each Designated Transaction entered into in accordance with this Agreement that: (i) it has authority to enter into this Agreement and such Designated Transaction; (ii) the persons executing this Agreement and entering into such Designated Transaction have been duly authorized to do so; and (iii) this Agreement is binding upon it and enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)) and does not and will not violate the terms of any agreements to which such party is bound.

10. Neither party may assign, transfer, or charge or purport to assign, transfer, or charge, any of its rights or its obligations under this Agreement or any interest therein without the prior written consent of the other party, and any purported assignment, transfer, or charge in violation of this Section 10 shall be void.

11. The parties agree that each party may electronically record all telephonic conversations between the parties relating to the subject matter of this Agreement and that any such tape recordings may be submitted in evidence in any Proceedings.

12. Unless otherwise agreed, all notices, instructions and other communications to be given to a party under this Agreement shall be given electronically (over e-mail or otherwise), or to the address, facsimile number, Reuters address, or telephone number specified by such party on the signature page hereof (or such other contact details of which one party notifies the other party). Each notice, instruction, or communication hereunder (including without limitation, any Agent Notice or Dealer Notice) shall be effective upon receipt; provided, however, that if a notice, instruction, or communication is received by JPMC (i) in New York, after 5:00 p.m. (New York time) on a New York Business Day or on a day that is not a New York Business Day, such notice shall be effective on the immediately succeeding New York Business Day, (ii) in New York, before 9:00 a.m. (New York time) on a New York Business Day, such notice shall be effective at 9:00 a.m. (New York time) on that New York Business Day, (iii) in London, after 5:00 p.m. (London time) on a London Business Day or on a day that is not a London Business Day, such notice shall be effective on the immediately succeeding London Business Day, and (iv) in London, before 9:00 a.m. (London time) on a London Business Day, such notice shall be effective at 9:00 a.m. (London time) on that London Business Day.

13. Either party may terminate this Agreement at any time by written notice to the other party; provided, however, that any such termination shall not affect any outstanding Designated Transactions entered into in accordance with this Agreement, and the provisions of this Agreement shall continue to apply in respect of such Designated Transactions until all the obligations of each party to the other party under this Agreement have been fully performed.

14. In the event any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect under the law of any jurisdiction, the validity, legality, and enforceability of the remaining provisions under the law of such jurisdiction, and the validity, legality, and enforceability of such and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby.

15. No indulgence or concession granted by a party and no omission or delay on the part of a party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

16. No amendment, modification, or waiver of this Agreement will be effective unless in writing executed by each of the parties.

17. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflict of laws provisions. With respect to any Proceedings, each party irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement precludes a party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

18. Each party hereby irrevocably waives any and all right to trial by jury in any Proceedings.

19. This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

JPMORGAN CHASE BANK, N.A. []

By:		By:
Name:		Name:
Title:		Title:
Address:	4 New York Plaza	Address:
21st Floor
New York, N.Y. 10004
Attention: Elizabeth Percontino		Attention:
Facsimile Number: 646-622-3491		Facsimile Number:
Telephone Number:		Telephone Number:
Email:		Email:

Addresses for Dealer Notices:

New York Branch

Attention: Kareim Emam

383 Madison, 11th Floor

New York, NY 10179

Facsimile Number: 646-534-0646

Reuters Direct Dealing: JPPB

Telephone Number: 212-622-9563

London Branch

Attention: James M Hunt

25 Bank Street, 6th Floor Canary Wharf

London, El4 5JP

Reuters Direct Dealing: JPPS

Telephone Number: +44 (0) 207 134 8086

Exhibit A

DESIGNATION NOTICE

[ ]
[ ]

Ladies and Gentlemen:

JPMorgan Chase Bank and [] are parties to a Master Foreign Exchange Give-Up Agreement dated as of [] (the “Agreement”). All capitalized terms used in this Designation Notice without definition shall have the meanings given to such terms in the Agreement.

1.	Agent: []

2.

Designated Transactions: [spot] [forward] [Deliverable FX Transactions] [Non-Deliverable FX Transactions] [Deliverable Currency Option Transactions] [Non-Deliverable Currency Option Transactions] [(including/excluding single barriers, double barriers, and digitals) [Non-Deliverable Currency Option Transactions] [Bullion Trades] [Bullion Options]

3.	Permitted Currencies:

Deliverable FX Transactions and Currency Option Transactions: []

Non-Deliverable FX Transactions and Currency Option Transactions: []

Unless JPMC and the Dealer agree in writing, Designated Transactions that involve THB shall be deemed to be offshore Designated Transactions that are limited to Non-Resident Thai Baht Account (and all regulations, guidelines and limits applicable to such accounts) settled transactions only.

4.	Permitted Bullion:	[]

5.	Maximum Tenor:	[] from Trade Date

6.	Settlement Limit:	[]

7.	Net Open Position Limit:	[]

8.	Bullion NOP Limit:	[]

9.	Specified Offices:	For JPMC:

For Dealer:

10. Master Agreement: The [ISDA][IFEMA][ICOM] Master Agreement between JPMC and the Dealer dated as of [], as amended from time to time

Very truly yours,

JPMORGAN CHASE BANK

By:

Title:

Agreed to by:

[]

By:

Title: